Exhibit 5.1

April 12, 2007	Main (650) 324-7000
Fax (650) 324-0638

Secure Computing Corporation

4810 Harwood Road

San Jose, CA 95124

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Secure Computing Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3/A (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about April 12, 2007, for the purpose of registering under the Securities Act of 1933, as amended, 10,000,000 shares of its Common Stock, $0.01 par value (the “Shares”). The Shares were issued pursuant to an Agreement and Plan of Merger, dated as of July 17, 2006, by and among the Company, CipherTrust Inc., Peach Acquisition Corp. and CT Shareholders’ Representative LLC, as amended by that certain First Amendment, dated as of July 14, 2006, that certain Second Amendment, dated as of August 1, 2006, that certain Third Amendment, dated as of August 30, 2006, and that certain Fourth Amendment, dated as of September 24, 2006 (as amended, the “Merger Agreement”), and they are to be sold from time to time as set forth in the Registration Statement. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)	The Amended and Restated Certificate of Incorporation of the Company, as amended, certified by the Delaware Secretary of State as of April 12, 2007 and certified to us by an officer of the Company as being complete and in full force as of the date of this opinion;

(b)	The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of April 12, 2007;

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April 12, 2007

(d)	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, relating to the Shares, the Merger Agreement, and the Registration Statement, and (ii) certifying as to certain factual matters;

(e)	The Registration Statement;

(f)	The Merger Agreement; and

(g)	A letter from the Company’s transfer agent, dated April 12, 2007 as to the number of shares of the Company’s Common Stock that were outstanding on April 11, 2007.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) the Shares were issued in accordance with the Merger Agreement, (iii) the Company received the full consideration for the Shares as stated in the Merger Agreement, (iv) appropriate certificates evidencing the Shares are executed and delivered by the Company, and (v) all applicable securities laws are complied with, it is our opinion that the Shares were legally issued, and are fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Heller Ehrman LLP